UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Manitowoc Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

March 26, 2020

Dear Shareholder:

You are cordially invited to attend by virtual presence online the 2020 Annual Meeting of Shareholders (“2020 Annual Meeting”) of The Manitowoc Company, Inc. (the “Company”) which will be held on Tuesday, May 5, 2020, at 9:00 a.m. Central Daylight Time.  As a result of the public health and travel concerns relating to coronavirus or COVID-19, we have made alternative arrangements and the 2020 Annual Meeting will be held in a virtual meeting (via live audio webcast) format only.  You will not be able to attend the 2020 Annual Meeting physically.  You or your proxyholder could participate, vote, and examine our shareholder list at the 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/MTW2020 and using your control number found on your proxy card.

As set forth in the enclosed Proxy Materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of nine directors for one-year terms expiring at the 2021 Annual Meeting of Shareholders;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.

An advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and

4.	Such other business as may properly come before the 2020 Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the nine directors named in the Proxy Statement for one-year terms expiring at the 2021 Annual Meeting of Shareholders;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

Whether or not you are able to attend the 2020 Annual Meeting by virtual presence online, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 25, 2020.   Please send to the attention of our Secretary.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the Proxy Materials and vote. As indicated in that Notice, you may view the Proxy Materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the Proxy Materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

Sincerely,

Barry L. Pennypacker
President and Chief Executive Officer

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

March 26, 2020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held as a virtual meeting at www.virtualshareholdermeeting.com/MTW2020 on Tuesday, May 5, 2020, at 9:00 a.m., Central Daylight Time.

We encourage you to access and review all of the information contained in the Proxy Statement and accompanying materials before voting. The Proxy Statement and the Company’s Annual Report are available at www.proxyvote.com.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 21, 2020 to facilitate timely delivery.

The 2020 Annual Meeting of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 5, 2020
Meeting time:	9:00 a.m. Central Daylight Time
Virtual meeting site:	www.virtualshareholdermeeting.com/MTW2020
Meeting admission:	To attend the 2020 Annual Meeting by virtual presence online, you will need your control number included on your proxy card.

Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxyvote.com
Request materials:	Internet: www.proxyvote.com
Phone: 1-800-579-1639
Email: sendmaterial@proxyvote.com

The 2020 Annual Meeting of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect nine directors for one-year terms expiring at the 2021 Annual Meeting of Shareholders, all as set forth and described in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers; and
4.	To transact such other business as may properly come before the 2020 Annual Meeting.

Shareholders of record as of the close of business on March 4, 2020 are cordially invited to attend by virtual presence online and are entitled to vote at the 2020 Annual Meeting. However, whether or not you expect to attend the 2020 Annual Meeting by virtual presence online, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Senior Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors” or “Board”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as the “Company,” “we” or “our”), to the shareholders of the Company in connection with a solicitation of proxies for use at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to be held as a virtual meeting at 9:00 a.m., Central Daylight Time, on Tuesday, May 5, 2020, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 26, 2020.

Who can vote?

On March 4, 2020, the record date for determining shareholders entitled to vote at the 2020 Annual Meeting, there were outstanding 35,055,075 shares of Company common stock, par value $0.01 per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote by attending the virtual meeting online or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the internet or telephone. Instructions on how to vote are set forth in the Proxy Materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxyvote.com. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. The Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.  If you are a shareholder of record, you may attend the 2020 Annual Meeting by virtual presence online and vote your shares at www.virtualshareholdermeeting.com/MTW2020 during the meeting.  You will need your control number found on your proxy card.  Follow the instructions provided to cast your vote.

How to obtain meeting materials

All Proxy Materials for the 2020 Annual Meeting, including this Proxy Statement and the 2019 Annual Report to Shareholders, are available on the internet at www.proxyvote.com. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy.  Shareholders will not receive printed copies of the proxy materials unless they request them.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.  Please make your request as instructed in that Notice on or before April 21, 2020 to facilitate timely delivery.

Who may attend the annual meeting by virtual presence online?

Only shareholders of record at the close of business on the record date (March 4, 2020), or their proxy holders or the underlying beneficial owners of the common stock, may attend the meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2020.

What do I need to do to attend the 2020 Annual Meeting by virtual presence online?

To attend the 2020 Annual Meeting by virtual presence online, please follow these instructions:

•

If shares you own are registered in your name, you may attend the 2020 Annual Meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2020 and by providing your control number found on your proxy card; or

•

If you hold your shares in “street name” (that is, through a broker, bank or other nominee), you must first obtain a proxy issued in your name from your broker, bank or other nominee before attending the 2020 Annual Meeting by virtual presence online at www.virtualshareholdermeeting.com/MTW2020.  You will need to provide your control number found on the proxy card provided by such bank, broker or other nominee.

How can I participate in the 2020 Annual Meeting?

The 2020 Annual Meeting will be accessible only through the Internet. This change is being made due to an abundance of caution related to the coronavirus (COVID-19), and the priority we place on the health and well-being of our shareholders, employees and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location.

You are entitled to participate in the 2020 Annual Meeting if you were a shareholder as of the close of business on March 4, 2020. The 2020 Annual Meeting will begin promptly at 9:00 a.m. Central Daylight Time. Online check-in will begin at 8:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, please call 800-586-1548 (US) or 303-562-9288 (International). We will have technicians available to assist you.

Whether or not you participate in the 2020 Annual Meeting, it is important that your shares be part of the voting process.  The other methods by which you may vote are described above.

This year’s shareholders question and answer session will include questions submitted live during the 2020 Annual Meeting. Questions may be submitted during the 2020 Annual Meeting through www.virtualshareholdermeeting.com/MTW2020. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting by virtual presence online at the 2020 Annual Meeting. Attendance by virtual presence online at the 2020 Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the 2020 Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company’s Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the nine director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the internet pursuant to the rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send Proxy Materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the 2020 Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the 2020 Annual Meeting attending by virtual presence online or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the 2020 Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned or postponed meeting, unless a new record date is or must be set for any adjourned or postponed meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (Proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (Proposal 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (Proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (a plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withheld” with respect to that director’s election. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.

Pursuant to the Company’s Restated By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withheld” is required to promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.  Any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders of shares abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of the Company’s named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the nine directors named in proposal 1; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in proposal 2; and “FOR” approval of the compensation of the Company’s named executive officers in proposal 3.

PROPOSAL 1

ELECTION OF DIRECTORS

All nine of the Company’s directors are to be elected at the 2020 Annual Meeting. The nominees to the Board are Mses. Bélec and Cooney and Messrs. Armes, Bohn, Condon, Krueger, Myers, Pennypacker and Pfeifer, all of whom are currently directors. Information regarding each nominee is set forth below. If elected, each individual will hold office for a one-year term expiring at the 2021 Annual Meeting of Shareholders, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first annual meeting held after reaching that age.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

Information about the Company’s Director Nominees

The following sets forth certain information, as of March 4, 2020, about the Board’s nominees for election at the 2020 Annual Meeting.  All nine nominees were recommended to the Board by the Corporate Governance Committee.

Roy V. Armes, 67, has been a director of the Company since 2018 and serves on the Company’s Corporate Governance and Compensation Committees. He was previously a director of the Company from 2010 to 2016. He is the former Executive Chairman, President and CEO of Cooper Tire and Rubber Company from 2007 to 2016. He held various executive positions with Whirlpool Corporation from 1975 to 2006 including Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China, Inc. Hong Kong; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Comerio, Italy). He has been a director of AGCO Corporation since 2013 and currently serves on the Compensation Committee and Succession Planning Committee of AGCO.

Mr. Armes’s significant senior management experience at two global manufacturing companies and extensive experience in engineering, manufacturing, technology, global procurement, sales and marketing and international operations management make him qualified to serve on the Company’s Board of Directors.

Anne E. Bélec, 57, has been a director of the Company since 2019 and serves on the Company’s Audit Committee. She is a senior executive with over 33 years of experience in sales, marketing and customer service.  She had an extensive career at Ford Motor Company, holding successively senior positions, including Director, Global Marketing and President and Chief Executive Officer, Volvo Cars N.A., Volvo Cars Corporation.  Ms. Bélec subsequently went on to hold several additional senior executive roles in the automotive and recreational products sectors, including Vice President and Chief Marketing Officer of Navistar, Inc. and Senior Vice President, Global Brand, Communications and Parts, Accessories and Clothing at Bombardier Recreational Products, Inc.  Ms. Bélec is the co-founder and presently serves as Chief Executive Officer of Mosaic Group, LLC, a firm offering outsourced marketing services for brands in Canada, the United States and globally.

Ms. Bélec’s extensive experience in sales and marketing, makes her qualified to serve on the Company’s Board of Directors.

Robert G. Bohn, 66, has been a director of the Company since 2014 and serves on the Company’s Corporate Governance Committee as Chair and on the Audit Committee. He served as Chief Executive Officer of Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment, from 1997 until 2010, and as its Chair of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a director of Carlisle Companies Inc. and Parker Hannifin Corporation.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Donald M. Condon, Jr., 70, has been a director of the Company since 2010 and serves on the Company’s Compensation Committee as Chair and on the Audit Committee. Mr. Condon is President (2012 to present) of IDSM Distribution Services, Inc., a family-owned company providing distribution services. He also serves as a director and Chief Development Officer of Continental Carbon Company, an affiliate of China Synthetic Rubber Company and Taiwan Cement Corporation, which are public companies.  Mr. Condon previously served as Senior Vice President (2006-2012) of Olefins and Corporate Business Development for Westlake Chemical Corporation, an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-1993). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) and the NYSE in 2005, and continued to serve as a director until 2010. Mr. Condon also serves as a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, Director of re:MIND (formerly the Depression and Bipolar Support Alliance of Greater Houston), and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Mr. Condon’s more than 40 years of senior executive and board experience in management, finance, operations, strategy and corporate development in the chemical, industrial and energy industries make him a valuable contributor to the Company’s Board of Directors.

Anne M. Cooney, 60, has been a director of the Company since 2016 and serves as a member of the Company’s Audit and Compensation Committees. She served as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare and infrastructure activities, from 2014 to her retirement in December 2018. Ms. Cooney joined Siemens in 2001 and held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney currently serves as a director of Summit Materials, Inc.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

Kenneth W. Krueger, 63, has been a director of the Company since 2004, currently serves as the Non-Executive Board Chair and served as the interim President and Chief Executive Officer of the Company from October 2015 until March 2016. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc. and Albany International Corporation.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly-traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chair.

C. David Myers, 56, has been a director of the Company since 2016 and serves on the Company’s Audit Committee as Chair and on the Corporate Governance Committee. He retired as President – Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers serves as a director of The Boler Company (operating as Hendrickson International) and First American Funds.  Mr. Myers formerly served on the board of Children’s Hospital of Wisconsin.

Mr. Myers brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. The foundation of Mr. Myers’ financial controls and accounting expertise is from when he served as a senior manager at KPMG and continued through his service as Chief Financial Officer of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualified to serve on the Company’s Board of Directors.

Barry L. Pennypacker, 59, has served as the Company’s President and Chief Executive Officer since March 2016 after having joined the Company in December 2015 as President and Chief Executive Officer of the Company’s Crane business. Prior to joining the Company, Mr. Pennypacker served as Founder, President, and Chief Executive Officer of Quantum Lean LLC, a privately held manufacturer and supplier of precision components since 2013. Prior to that, he was President, Chief Executive Officer and a director of Gardner Denver, Inc., a manufacturer and marketer of engineered industrial machinery and related parts and services, from 2008 to 2012. Prior to joining Gardner Denver, Mr. Pennypacker served in positions of increasing responsibility at Westinghouse Air Brake Technologies, The Stanley Works and Danaher Corporation.

Mr. Pennypacker was originally appointed as a director in 2016 pursuant to the terms of the offer letter he received in connection with joining the Company. Prior to joining the Company, his results-focused leadership style led the transformation of several complex businesses through continuous process improvements as well as delivering significant operational and financial performance improvements. In addition to serving as the Company’s President and Chief Executive Officer, Mr. Pennypacker’s deep industrial expertise, coupled with the successful execution of numerous lean initiatives throughout his career, qualifies him to serve on the Company’s Board of Directors, and Mr. Pennypacker provides the Board with skillful leadership and insight.

John C. Pfeifer, 54, has been a director of the Company since 2016 and serves as a member of the Company’s Compensation and Corporate Governance Committees. He is the current Executive Vice President and Chief Operating Officer for Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment, where he is responsible for the company’s business portfolio and plays a vital role in shaping strategy.  Mr. Pfeifer joined Oshkosh in 2019 after serving 13 years with Brunswick Corporation, most recently he was Senior Vice President of the Brunswick Corporation, and has served as President of Mercury Marine, a subsidiary of the Brunswick Corporation, since 2014. Mercury Marine is a multibillion dollar global manufacturer of marine propulsion systems. Mr. Pfeifer previously served as Vice President - Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each of the nine above nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2020

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2020 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Restated By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously described, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the 2020 Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Company currently holds these votes annually. We believe the 2019 actual compensation paid to the named executive officers is commensurate with the Company’s 2019 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your approval of the compensation of the named executive officers, we direct you to the Compensation Discussion and Analysis section, including its Executive Summary, and the Executive Compensation section.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

Corporate Governance

Corporate Governance Highlights

The Company believes that strong corporate governance is a critical element to achieving long-term shareholder value. We are committed to governance practices and policies that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

✓Annual election of all directors

✓Majority voting for directors

✓Audit, Compensation and Corporate Governance Committees composed entirely of independent directors

✓Ability to remove directors without cause

✓Average age of our director nominees is 61

✓Mandatory director retirement age

✓The Board of Directors includes two women

✓None of our director nominees are “overboarded” – four do not sit on any other public company Board of Directors, three sit on just one other public company Board of Directors and two sit on just two other public company Boards of Directors

✓No supermajority voting provisions in our Amended and Restated Articles of Incorporation or Restated By-laws

✓Declassified Board

✓Right of shareholders holding 10% or more of our stock to call special meetings

✓Share ownership guidelines for directors and executives

✓Board Chair and Chief Executive Officer roles separated

✓Published Corporate Governance Guidelines

✓Published Global Code of Business Conduct applicable to our Board of Directors

✓Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually

✓Independent directors meet regularly and frequently (at least four times per year) without management present

✓Non-Executive Board Chair

Governance of the Company

Composition. Currently the Board is comprised of nine directors. Under the Company’s Restated By-laws, the number of directors may not be less than seven or more than twelve.  The Board of Directors has determined that the following non-employee directors – Roy V. Armes, Anne E. Bélec, Robert G. Bohn, Donald M. Condon, Jr., Anne M. Cooney, Kenneth W. Krueger, C. David Myers and John C. Pfeifer – do not have any material relationships with the Company, other than serving as directors, and that each is independent as defined in the Company’s Director Independence Criteria and under applicable law and the New York Stock Exchange (the “NYSE”) listing standards.  In determining whether a director has a material relationship with the Company, the Board has adopted nine Director Independence Criteria which may be viewed on the Company’s website under “Investors – Corporate Governance” at www.manitowoc.com.  Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company.  Barry L. Pennypacker, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines and Ethics. The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures.  The Board of Directors regularly reviews and, if appropriate, revises the Corporate Governance Guidelines and other governance instruments, including the charters of its Audit, Compensation and Corporate Governance Committees, in accordance with rules of the SEC and the NYSE. The Board of Directors has also adopted a Code of Conduct that includes a Global Ethics Policy that pertains to all employees, including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer and controller.

Copies of these documents are available, free of charge, on the Company’s website under “Investors – Corporate Governance” at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend the annual shareholder meeting of the Company.  Due to prior conflicts and commitments, five of our directors serving at the time attended the 2019 Annual Meeting of Shareholders.

Meetings. During the fiscal year ended December 31, 2019, the Board of Directors met six times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served.  As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2019.

Board Leadership Structure. The Board of Directors has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chair of the Board and Chief Executive Officer of the Company.  Among the factors considered by the Board in reaching this conclusion, the Board of Directors believes that it is important for Mr. Pennypacker to focus solely on his responsibilities as President and Chief Executive Officer of the Company and that a Board member with a long-standing familiarity with the Company should serve as the Chair of the Board of Directors.

The Non-Executive Chair of the Board is an independent director.  The Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, the chairperson of the Corporate Governance Committee will serve as the lead director.  If for any reason the chairperson of the Corporate Governance Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis.  When a lead director is in place, the lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chair of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chair of the Board and Chief Executive Officer after each Board meeting to provide feedback to the Chair of the Board and Chief Executive Officer regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees. The Company has standing Corporate Governance, Audit and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one of the responsibilities of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, and regulatory); Executive Vice President, Cranes (market, operational, environmental, health, safety and security and competition risks); General Counsel (governance/ethics and compliance, legal, product liability, and insurance risks); Senior Vice President of Human Resources (employment, compensation, health and welfare benefits and labor); Senior Vice President of Business Development (strategic planning risks).

Transactions with Related Persons

The Board of Directors has adopted written policies and procedures regarding the review, approval, and ratification of related party transactions.  For purposes of these policies and procedures:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and
•

a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Audit Committee certain information relating to related person transactions for review and approval or ratification by the Audit Committee. The Audit Committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the Audit Committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Audit Committee’s decision to approve or ratify a related person transaction is to be based on the Audit Committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company.  There were no related person transactions during 2019, except as follows:

Compensation Committee Interlocks and Insider Participation.  Mr. Pfeifer, a director of the Company and a member of the Compensation Committee, has served as the Executive Vice President and Chief Operating Officer of Oshkosh Corporation (“Oshkosh”) since May 1, 2019.  In 2019, the Company sold approximately $3.4 million of goods and services to Oshkosh, which were conducted in arms’ length transactions in the normal and ordinary course of the Company’s business and were approved by the Audit Committee pursuant to the Company’s related person transaction policy.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee.  The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees and to recommend to the Board the corporate governance principles and guidelines.  The Corporate Governance Committee Chair, along with the Chair of the Board, also conducts an annual performance assessment of the Chief Executive Officer.  The Corporate Governance Committee conducts an annual assessment of its own performance and it coordinates the annual evaluation of the Board.

All members of the Corporate Governance Committee are independent as defined in the Company’s Director Independence Criteria, applicable law and the corporate governance listing standards of the New York Stock Exchange.

The Corporate Governance Committee met five times during 2019.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual evaluation of its own performance.

All the members of the Audit Committee are “independent,” as defined in the Company’s Director Independence Criteria, the Audit Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to audit committees.  The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Myers, Bohn and Condon are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

The Audit Committee met five times during 2019. For further information, see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that executive officers, directors and employees are compensated in accordance with the Company’s philosophy, objectives and policies.  The Compensation Committee reviews and approves compensation and benefits policies, strategies and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement, in accordance with applicable rules and regulations.  The Compensation Committee conducts an annual evaluation of its own performance.

All the members of the Compensation Committee are “independent” as defined in the Company’s Director Independence Criteria, the Compensation Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to compensation committees.  The Compensation Committee is primarily responsible for administering the Company’s executive compensation program.  As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the executive officers.  Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the Chief Executive Officer) and effectively implementing the executive compensation program, as established by the Compensation Committee.  To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee currently retains Willis Towers Watson as its independent compensation consultant.  The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Willis Towers Watson has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of executive officers, including the review and approval of merit/other compensation budgets and payouts under incentive plans;

•	Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the Chief Executive Officer and other executive officers of the Company;
•

Annually evaluating Chief Executive Officer and executive officers’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group; and

•	Reviewing and recommending the compensation for non-employee directors for vote by the full Board.

The Compensation Committee met nine times during 2019. For further information, see the Compensation Discussion and Analysis and the Compensation Committee Report below.

Nominations of Directors

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders. Pursuant to the Company’s Restated Bylaws and the Corporate Governance Committee Charter, the Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”).  Any Qualified Shareholder must submit its recommendation no later than 120 calendar days before the date of the Company’s Proxy Statement is released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance Committee.  Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Communications to the Board of Directors” (which is also described below).  In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Director Independence Criteria and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted above, any recommendations for director nominees from any Qualified Shareholder.

Consideration of Candidates for the Board of Directors who are Incumbent Directors. Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated.  If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for the Board of Directors who are Non-Incumbent Directors. In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy.  The process may include the consideration of candidates recommended by officers, Board members, shareholders and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates.  Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Company’s Director Independence Criteria and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934.  The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except as set forth in the section captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth above.  If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Director Qualifications and Diversity. The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors.  In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Corporate Governance Committee believes would best suit the Board’s needs created by each particular vacancy.  As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise.  In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Communications to the Board of Directors

As set forth in the Company’s Corporate Governance Guidelines, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process.  If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of our Secretary.  Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;
2.

The basis of the party’s interest in the Company (for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned);

3.	The identity of the director or directors for whom such communication is intended;
4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;
5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and
6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Audit Committee Report

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with the Company’s management;
•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2019 and 2018

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2019	$1,845,000	$50,000	$98,000	$2,700
2018	$2,067,000	0	$91,000	$2,700

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax fees primarily include fees associated with tax compliance, tax consulting, and domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s Audit Committee Charter requires that the Audit Committee pre-approve all non-audit services to be performed by the Company’s independent registered public accounting firm. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2020. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the 2020 Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2020 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
C. David Myers, Chair
Anne E. Bélec
Robert G. Bohn
Donald M. Condon, Jr.
Anne M. Cooney

Ownership of Securities

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,320,218(1)	9.4%
FVP Master Fund, L.P. c/o dms Corporate Services, Ltd. P.O. Box 1344 dms House 20 Genesis Close Grand Cayman, KY1-1108 Cayman Islands	3,080,740(2)	8.7%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,884,776(3)	8.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,500,278(4)	7.1%

(1)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2020. Vanguard reported that it may be deemed to have sole voting power as to 36,251 shares, shared voting power as to 9,798 shares, sole dispositive power with respect to 3,280,995 shares and shared dispositive power with respect to 39,223 shares as of December 31, 2019.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2020 by (i) FVP Master Fund, L.P., a Cayman Islands exempted limited partnership (“FVP Master Fund”), (ii) Firefly Value Partners, LP, a Delaware limited partnership (“Firefly Partners”), which serves as the investment manager of FVP Master Fund, (iii) FVP GP, LLC, a Delaware limited liability company (“FVP GP”), which serves as the general partner of FVP Master Fund, (iv) Firefly Management Company GP, LLC, a Delaware limited liability company (“Firefly Management”), which serves as the general partner of Firefly Partners, and (v) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management (all of the foregoing, collectively, “Firefly”).  Firefly reported that it has shared voting and dispositive power with respect to all of these shares as of December 31, 2019.

(3)

This information is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. Dimensional reported that it may be deemed to have sole voting power as to 2,761,886 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 2,884,776 shares and no shared dispositive power with respect to any shares as of December 31, 2019.

(4)

This information is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 5, 2020. BlackRock reported that it may be deemed to have sole voting power with respect to 2,410,574 shares and sole dispositive power with respect to 2,500,278 shares as of December 31, 2019.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current executive officer of the Company named in the Summary Compensation Table below, and by the current directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of the Record Date (i.e., March 4, 2020). Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, except for Mr. Pennypacker who owns approximately 1.2% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 2.6% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Number of Deferred Common Stock Units Beneficially Owned(2)
David J. Antoniuk	113,572(3)	0
Roy V. Armes	19,025	0
Anne E. Bélec	9,701	0
Robert G. Bohn	32,061	0
Terrance L. Collins	14,952(4)	0
Donald M. Condon, Jr.	35,601	1,932
Anne M. Cooney	30,354	0
Thomas L. Doerr, Jr.	12,904(5)	0
Kenneth W. Krueger	59,576	5,232
C. David Myers	37,958	0
Barry L. Pennypacker	438,367(6)	26,936
John C. Pfeifer	30,354	0
Aaron H. Ravenscroft	81,233(7)	0
Peter A. Ruck	25,661(8)	0
Total of all current executive officers and directors as a group (14 persons)	941,319(9)	34,100

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.
(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 73,640 shares that Mr. Antoniuk has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.

(4)	Includes 13,355 shares that Mr. Collins has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.
(5)	Includes 11,455 shares that Mr. Doerr has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.
(6)	Includes 337,972 shares that Mr. Pennypacker has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.
(7)	Includes 64,210 shares that Mr. Ravenscroft has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.
(8)	Includes 10,992 shares that Mr. Ruck has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.
(9)

Includes 511,624 shares that the Company’s named executive officers have the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2020 Annual Meeting.

Non-Employee Director Compensation

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.  It is also intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years with the assistance of an outside consulting firm.

The 2019 compensation package for non-employee directors consisted of cash (annual retainers) and equity (stock) awards. No meeting fees were paid to non-employee directors in 2019. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships and committee chair responsibilities.

A significant portion of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2019, the equity award, consisting of a stock grant, was set based on the guideline value of $120,000. The number of shares granted were based on the 20-day average stock price prior to February 22, 2019 (which was the date of the distribution of meeting materials to the Board in connection with the February 27, 2019 Board meeting). The accounting expense was based on the closing stock price as of the date of grant.

Equity awards made in 2019 to non-employee directors were granted under the Company’s 2013 Omnibus Incentive Plan. The Compensation Committee may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2019 compensation elements provided to the Company’s non-employee directors:

Director Pay Element	Amount
Annual Retainer for Board Chair (Non-Executive)	$125,000
Annual Retainer for Board Member	$75,000
Annual Retainer for Lead Independent Director	$25,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Compensation Committee Chair	$15,000
Annual Retainer for Governance Committee Chair	$15,000
Annual Retainer for Audit Committee Member	$10,000
Annual Retainer for Compensation Committee Member	$7,500
Annual Retainer for Governance Committee Member	$7,500
Annual Equity Grant	$120,000

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash (1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Roy V. Armes	$90,000	$133,198	$0	$0	$223,198
Anne E. Bélec(5)	$2,500	$0	$0	$0	$2,500
Robert G. Bohn	$106,250	$133,198	$0	$0	$239,448
Donald M. Condon, Jr.	$100,000	$133,198	$0	$846	$234,044
Anne M. Cooney	$92,500	$133,198	$0	$0	$225,698
Kenneth W. Krueger	$200,000	$133,198	$0	$1,172	$334,369
C. David Myers	$102,500	$133,198	$0	$0	$235,698
John C. Pfeifer	$90,000	$133,198	$0	$0	$223,198
(1)	Includes annual cash retainers for the board chair, board members, committee chairs and committee members.
(2)

Reflects the grant date fair value of stock granted in 2019, as computed under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value of stock granted in 2019 is calculated by multiplying the number of shares granted by the closing price of the Company’s common stock on the grant date. The stock granted in 2019 was not restricted and vested immediately upon grant. Mr. Condon deferred his 2019 stock grant pursuant to the Company’s Deferred Compensation Plan. Prior to 2018, the Company awarded restricted stock units to the non-employee directors that vested on the second anniversary of the grant date. At December 31, 2019, no director had any restricted stock units outstanding.

(3)	No stock options were awarded to directors in 2019, and no director had any outstanding stock options at year end.
(4)

From time-to-time, spouses or guests of directors may be invited to accompany directors at a Company function at the Company’s expense.  Spouses and guests of directors attended events related to the February 27, 2019 and October 30, 2019 Board meetings. The “All Other Compensation” column reflects amounts reimbursed by the Company for travel, meals, and other related expenses for those spouses and guests attending events related to the February and October Board meetings.

(5)	Ms. Bélec was appointed to the Board and the Audit Committee on December 12, 2019. For her service on the Board between December 12 and December 31, 2019, she received a pro-rated retainer of $2,500.

Stock Ownership Guidelines for Non-Employee Directors

The Company’s corporate governance guidelines contain stock ownership guidelines for non-employee directors. The guidelines, as revised in 2016 due to the value of stock holdings being reduced as a result of the Spin-Off  (the “Spin-Off”) (as defined below), provide that by the later of (a) the end of the fifth calendar year after the non-employee director is first appointed as a member of the Board, or (b) the end of the third calendar year after the effective date of the Spin-Off, each non-employee director should acquire and hold an amount of the Company’s common stock with a value equal to five times the non-employee director’s total annual cash retainer (excluding any additional retainer for committee chair positions), with compliance measured annually at the first Board meeting in a given year, based on each non-employee director’s stock ownership and the stock price as of the close of business on the last day of the preceding calendar year. For purposes of determining stock ownership under the guidelines, unvested restricted stock will be included but unexercised options will not be included. Non-employee directors are required to retain net shares upon vesting of equity awards until achieving the level of stock ownership established in the guidelines.  If a non-employee director has not met the level of stock ownership established in the guidelines as of the applicable measurement date, then the non-employee director must acquire shares during the subsequent calendar year equal in value to at least 50% of the total annual retainer paid or payable to the non-employee director during such subsequent calendar year, determined after tax.  As of December 31, 2019, the non-employee directors were in compliance or projected to be in compliance (as applicable) with the stock ownership guidelines.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of his or her annual retainer, or equity grant, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the stock ownership guidelines applicable to the director by electing to defer a portion of his or her compensation under the Company’s Deferred Compensation Plan and investing in the Company’s stock.

Compensation Discussion and Analysis

2019 Executive Summary

Introduction

The compensation discussion and analysis below, which should be read together with the compensation tables located elsewhere in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the executive officers named in the Summary Compensation Table in this Proxy Statement (the “named executive officers”), who are listed below:

Barry L. Pennypacker	President and Chief Executive Officer

David J. Antoniuk	Senior Vice President and Chief Financial Officer

Aaron H. Ravenscroft	Executive Vice President, Cranes

Thomas L. Doerr, Jr.	Senior Vice President, General Counsel and Secretary

Terrance L. Collins	Senior Vice President, Human Resources

Our 2019 Focus on Pay for Performance

The Company uses Adjusted EBITDA and Adjusted Free Cash Flows, which are financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as additional metrics to evaluate the Company’s performance. The Company defines Adjusted EBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization plus the addback of restructuring and certain other charges.  Adjusted Free Cash Flows is defined as net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable less capital expenditures. The Company believes these non-GAAP measures provide important supplemental information to shareholders regarding business trends that can be used in evaluating its results of operations because these financial measures provide a consistent method of comparing financial performance and are commonly used by investors to assess performance. These non-GAAP financial measures should be considered together with, and are not substitutes for, the GAAP financial information provided herein.

A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) and the calculation of Adjusted EBITDA Percent for the years ended December 31, 2019, 2018, and 2017 are included in Annex A to this Proxy Statement.  In addition, a reconciliation of Adjusted Free Cash Flows (a non-GAAP financial measure) to Net cash used for operating activities of continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

Ensuring that our compensation programs continue to align pay outcomes with financial performance as well as the performance of our stock is an essential part of our programs. The Compensation Committee establishes meaningful goals for performance-based compensation, including performance measures, measure weighting and thresholds, targets and maximums for incentive plan compensation. We set targets based on our operating plan and strategic plan and intend that they will drive shareholder value.

The 2019 short-term incentive plan (“STIP”) was focused on two quantifiable, financial performance measures: Adjusted EBITDA and Adjusted Free Cash Flows. These performance measures focus our executives on improving annual operating performance.

In 2019, despite flat year-over-year revenue, net income from continuing operations was $46.6 million, an increase of $113.5 million year-over-year, which resulted in Adjusted EBITDA of $156.6 million, an increase of $40.4 million year-over-year. As a result of our strong Adjusted EBITDA performance, we generated Adjusted Free Cash Flows of $37.9 million, which included a planned $75 million paydown from the termination of our accounts receivable securitization program. Given our solid 2019 execution, short-term incentive compensation under the STIP was earned at 186% of target.

Below are charts depicting our three years of results for Net Sales, Net Income from Continuing Operations, Adjusted EBITDA and Adjusted Free Cash Flows (amounts in millions of dollars).

*Includes a non-cash goodwill impairment charge of $82.2M

Beyond our financial achievements, there were also several impactful operational and strategic accomplishments during 2019. These accomplishments, grounded in our Manitowoc Way culture, set us up for continued future success enabling us to respond to what our customers want and need. Notable accomplishments include:

▪	Threefold increase in our hazard reduction program with over 18,000 assessments conducted globally and continued above industry average safety results.
▪	Completion of our debt structure recapitalization, reducing borrowing costs and enabling us to deploy capital in new areas.
▪	The successful launch of six new models which are providing superior returns to our customers on their invested capital.
▪	Increased velocity in our speed to market, evidenced by a new tower crane designed and developed in China for our Asia Pacific market with demand exceeding expectations.

Given the cyclical nature of our industry, that is heavily impacted by external market conditions, it is critical that we leverage our flexible cost structure, focus on areas within our control and respond quickly to our customers’ demands.  We have a proven track record of proactively and successfully managing the Company through these conditions, focusing on our customers, shareholders and employees, and by targeting our investments in areas that yield the highest returns.

The 2017 long-term performance share awards were based on two equally weighted metrics measured over a three-year performance period ended December 31, 2019: Adjusted EBITDA Percent for the year ended December 31, 2019 and relative Total Shareholder Return (“TSR”) as compared to companies in the S&P SmallCap 600 Industrials Index. Adjusted EBITDA Percent is defined as Adjusted EBITDA divided by net sales. In 2019, we had an Adjusted EBITDA Percent of 8.5%, which is 250 basis-points over our targeted goal and resulted in a 200% payout. For the three-year performance period, we achieved a relative TSR of negative 30.3% which was in the 15th percentile of the selected peer group. While our ability to deliver Adjusted EBITDA Percent improvements resulted in a maximum payout for that half of the award, our relative TSR was below the threshold requirement, resulting in no payout for that half of the award and an overall achievement at target for the 2017 performance share awards.

To complement the 2019 STIP, the 2019 long-term incentive plan (“LTIP”) utilized a combination of awards intended to enable us to attract and retain employees, while tying the achievement of those awards to the long-term performance of the Company and return for our shareholders. Fifty-percent of the equity awards under the 2019 LTIP consisted of performance shares, earned upon achievement of specific performance of a market metric that is measured over a three-year performance period. Twenty-five percent of the equity awards consisted of stock options that only deliver value to the extent our stock price increases, and the other twenty-five percent of the awards consisted of restricted stock units. Based on the 2019 LTIP award design, 75% of the long-term incentive awards granted to our named executive officers (performance shares and options) are contingent on performance.

The Compensation Committee believes that reviewing realizable pay over multiple periods is useful in understanding the relationship between the target compensation that was approved for the Chief Executive Officer (“CEO”) and the compensation that was actually earned, or may still be earned, based on Company performance. As illustrated in the chart below, the alignment of pay and performance is evidenced in the realizable value of the equity awards provided to the CEO over the last four years. All option awards granted in the last four years were underwater at the end of 2019 and performance share and restricted stock unit awards are valued substantially below the targeted grant value. The cumulative value of our CEO’s realizable long term incentives (“LTI”) over the four year period presented in the chart below is 33% of the cumulative grant value (calculated as the sum of 2016 – 2019 realizable LTI divided by the sum of 2016  - 2019 grant value LTI). Detail by year is provided in the chart below. In the chart below, the realizable value of all equity awards was calculated using the closing price of our common stock of $17.50 on December 31, 2019, and outstanding 2018 and 2019 performance share awards are valued at target for illustrative purposes.

*The long term incentives represented in this chart consist of stock options, restricted stock units, and performance shares.

2019 Say-on-Pay Advisory Vote and Shareholder Engagement

Our say-on-pay advisory vote received support from approximately 97.0% of the shares voted in 2019, a modest increase from the percentage of votes in support of our executive compensation in 2018. The Compensation Committee views this result as a positive reinforcement of our executive compensation program design, decisions and policies.

The views of our shareholders are an important factor considered by the Compensation Committee in reviewing the Company’s executive compensation program.  Key members of our executive leadership team regularly engage with shareholders so they understand our strategy and business dynamics and the impact of both on our compensation program – both in terms of compensation opportunity provided and actual compensation realized. Based on feedback, we believe that our shareholders generally agree that the compensation delivered has been commensurate with performance.

2019 Compensation Changes

In light of the positive feedback from shareholders, the stabilization of our executive compensation program over the four years following the spin-off of our foodservice business in 2016, and the Compensation Committee’s view that the foundational elements of our programs were sound, the Compensation Committee did approve a few changes to our compensation program for 2019 to maintain our alignment with market compensation practices. These changes and their rationale are highlighted in the table below:

Element of Compensation	2019 Change	Rationale for Change
Salary Increases	Salaries for Mr. Antoniuk, Mr. Ravenscroft, Mr. Doerr, and Mr. Collins were increased by 3.50% - 14.42%	Increases for Mr. Antoniuk, Mr. Ravenscroft, Mr. Doerr, and Mr. Collins reflected merit increases and market-based adjustments
Short-term Incentive Plan (STIP) Target Increases	STIP target for Mr. Ravenscroft was increased to 75% from 70%	Reflected market-based adjustment

Element of Compensation	2019 Change			Rationale for Change
Long-term Incentive Plan (LTIP) Target Increases	LTIP targets were increased for Mr. Pennypacker, Mr. Ravenscroft, and Mr. Doerr			Reflected market-based adjustments
Compensation Peer Group	▪ Peer group updated with six companies removed and six companies added ▪ Peer group size maintained at 19 companies ▪ Peer group used in conjunction with survey data to make 2019 pay decisions

▪ Realigned peers based on current revenues between 0.5x to 3x our market capitalization and number of employees

▪ Reviewed companies who are our direct business and industry competitors as well as those for whom we compete for executive talent

▪ The Company remains positioned around the 39th percentile in terms of revenue and around the 50th percentile in terms of compensation as compared to the 2018 peer group

Introduction of Restricted Stock Units (“RSUs”) under the 2019 LTIP	▪ Long-term incentive mix rebalanced

▪ RSUs add a retention dimension to our executive compensation program with a portion of the shares vesting each year, which is important in our current uncertain economic environment

▪ The 3-year vesting period continues the emphasis on stock price so that the value of the RSUs will grow over time

▪ Better aligned to competitive market practices

▪ Maintains majority focus on performance-based equity (options and performance shares, which collectively constitute 75% of the award under the 2019 LTIP)

		2018	2019
	Performance Shares	50%	50%
	Stock Options	50%	25%
	Restricted Stock Units	0%	25%

▪ RSUs vest in a manner consistent with stock options – annually in 33.33% increments beginning on the first anniversary of the grant date in accordance with our 2013 Omnibus Incentive Plan, as amended and restated

Modification of Relative TSR Peer Group used for Performance Share Awards under the 2019 LTIP

▪ Previous peer group of S&P SmallCap 600 Industrials Index modified

▪ New peer group comprised of companies in the S&P SmallCap 600 Industrials Index excluding Commercial Services and Supplies and Professional Services Companies

▪ Customized peer group better reflects our  competitors in manufacturing or like industries

▪ Focuses on cyclical industrial companies and companies that respond to the macroeconomic environment in a manner similar to the Company, meaning that relative TSR outcomes are a better reflection of shareholders’ views on underlying financial and operational performance

Compensation Governance

Compensation Oversight

The Compensation Committee of the Board, which is chaired by Donald Condon, consists of four independent outside directors. The Compensation Committee must meet at least four times a year.  During 2019, the Compensation Committee met nine times.  It has overall responsibility for reviewing and approving the corporate goals and objectives related to executive compensation, setting compensation policy and benchmarking, reviewing and approving the compensation levels and payouts for executive officers under the incentive compensation plans, evaluating the CEO’s performance in light of the approved corporate goals and objectives, reviewing and commenting on the Company’s strategic and financial plan to determine their relationship to the compensation programs, reviewing the Company’s process for managing and mitigating compensation-related risks, recommending non-employee director pay levels based on input from third-party consultants, ensuring regulatory compliance of all filings and compensation pay programs and practices, and keeping abreast of all developments in executive compensation and employee compensation practices outside of the Company.

Use of an Independent Advisor

The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist in performing its duties.  Since 2014, the Compensation Committee has retained Willis Towers Watson, an executive consulting firm, as its independent compensation consultant to provide advice and information on the following:

▪	Compensation trends and market information to assist the Compensation Committee in fulfilling its duties,
▪	Executive compensation and changes to be considered to improve effectiveness consistent with our compensation philosophy,
▪	Market data and recommendations on Chief Executive Officer and executive officer compensation,
▪	Materials for Compensation Committee meetings (which are attended by members of the Willis Towers Watson team), and
▪	Best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

The Compensation Committee assesses Willis Towers Watson’s independence on an annual basis, taking into consideration the following factors, among others:

▪

The Compensation Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Compensation Committee.

▪	Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.
▪	The Compensation Committee retains ultimate decision-making authority for all executive pay matters and understands Willis Towers Watson’s role is simply that of advisor.
▪	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Compensation Committee.

The foregoing factors are relevant to the Compensation Committee’s ongoing and annual assessment to continue utilizing the compensation consultant services of Willis Towers Watson. For fiscal 2019, Willis Towers Watson also provided the Compensation Committee with a written assessment of the independence of Willis Towers Watson’s advisory work to the Committee. Based on the foregoing, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

In addition, in late 2018, the Compensation Committee allowed the Company’s management team to engage an independent executive compensation consultant, Exequity LLP (“Exequity”), on a project basis, to benchmark the short-term and long-term incentive plans against the market and to conduct a peer group analysis to allow management to propose market-based incentive plan design and peer group changes to the Compensation

Committee for the 2019 performance year. Exequity provided the following services in connection with the Company’s 2019 compensation program:

▪	Short-term Incentive Design Analysis: benchmarking plan structure, performance measures, weightings, and performance/payout ranges,
▪	Long-term Incentive Design Analysis: benchmarking the number/type of long term incentive vehicles, vesting schedule, performance measures, weightings, performance/payout ranges, and
▪	Peer Group Analysis: identifying size-related talent and industry comparators, direct industry and talent competitors, secondary market analysis using Exequity’s proprietary Market Analytics tool.

In connection with the engagement of Exequity, the Compensation Committee assessed Exequity’s independence and concluded that the engagement of Exequity did not raise any conflict of interest.

The Annual Process

The Compensation Committee reviews an annual calendar each year, which sets out the items that will be addressed at each upcoming meeting. While the Compensation Committee’s primary focus is on reviewing and approving items related to executive officer compensation, it will annually approve various incentive plan designs and award achievements that apply more broadly across the Company. The Compensation Committee also reviews succession plans for the leadership team and any human resources and compensation-related risks and mitigation plans.

Compensation Peer Group

On an annual basis, the Compensation Committee reviews compensation data from third-party market surveys and a customized group of peer companies in order to obtain insight into market competitive pay levels for our named executive officers. In prior years, the Compensation Committee considered peer group data but ultimately used third-party market survey data from comparable companies in making its compensation decisions.  In 2019, the Compensation Committee used both third-party market survey data and peer group company data in making its compensation decisions.

Identifying a relevant compensation peer group is difficult, as we are the only stand-alone publicly traded crane company in the U.S. and one of only a few worldwide. As a result, we used both a quantitative and qualitative approach to our peer selection and our independent executive compensation consultant, Exequity, performed the analysis for the Compensation Committee’s consideration.

In choosing our 2019 compensation peer group, companies were first identified using the following criteria:

▪	Direct business and industry competitors,
▪	Executive talent competitors,
▪	Companies in industries with similar operational complexion, including exposure to cyclicality,
▪	Revenues between 0.5x to 3x our market capitalization and similar number of employees, and
▪	Geographic presence.

After identifying the companies meeting these criteria, a secondary analysis was performed using a proprietary tool to focus on companies that perform in ways most highly correlated with our Company in both magnitude and direction. The Compensation Committee reviewed and evaluated all the data, and adopted the following peer group for 2019 as a result of this analysis:

2019 Peer Group
Actuant	Lincoln Electric Holdings, Inc.
Astec Industries, Inc.	Meritor, Inc.
Briggs & Stratton Corporation	MYR Group Inc.
Columbus McKinnon Corporation	SPX Corporation
Flowserve Corporation	Terex Corporation
Gardner Denver Holdings, Inc.	The Greenbrier Companies, Inc.
Graco Inc.	The Timken Company
Harsco Corporation	Valmont Industries, Inc.
Hyster-Yale Materials Handling, Inc.	Wabash National Corporation
Kennametal Inc.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our executive officers. The guidelines, as revised in 2016 due to the reduced value of stock holdings as a result of the Spin-Off, provide that within the greater of (a) five years from the executive’s start date, or (b) three years from the effective date of the Spin-Off, the executive officer should hold an amount of stock with a value at least equal to the following:

•	Chief Executive Officer: five times base salary
•	Other Executive Officers: three times base salary

Stock ownership includes shares owned outright, restricted stock, restricted stock units, and stock equivalents held in deferred compensation and/or retirement plans. Additionally, one-half of the guideline amount can be met by vested, in-the-money stock options held by the executive officer.  As of December 31, 2019, none of the named executive officers were required to meet such guidelines due to their tenure with the Company, but all of the named executive officers were projected to be in compliance with such guidelines.

If an executive officer does not meet the relevant ownership guideline on the applicable measurement date, the executive officer must retain all net shares from the exercise of stock options and the vesting of restricted shares, restricted stock units and performance shares until compliance is achieved.

Pay Clawbacks

Our Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under Section 304 of the Sarbanes-Oxley Act of 2002.

Risk Assessment of Compensation Practices

The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements.  In 2019, the Compensation Committee conducted an evaluation of the Company’s compensation arrangements for executive officers and non-executive officer employees and the incentives created by such arrangements for employees to take risks. As a result of this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following risk mitigating features of the Company’s compensation program:

•

Pay Mix.  The Company’s executive compensation program primarily consists of base salary, short-term incentive compensation, and long-term incentive compensation. Base salaries are targeted at median, which mitigates the need for our executive officers to take significant risks to earn average compensation. However, we also place a sufficient portion of each executive officer’s pay at risk to ensure that the interests of our executives are well-aligned with those of our shareholders, driving long-term shareholder value.

•

Time Horizon.  Our 2017, 2018 and 2019 LTIP awards are based on a three-year performance period, which encourages our employees to focus on sustained performance of the Company over the long-term, rather than taking short-term risks.

•

Performance Goals.  Our STIP and LTIP goals are set at levels that are attainable without taking inappropriate risks, but that still require stretch performance. We also cap our STIP and LTIP payouts at 200% of the target payout amount for each of our executives, which further helps control excessive risk taking at the expense of longer-term financial success.

•

Stock Ownership Guidelines and Hedging Policies.  We have stock ownership guidelines in place for each of our named executive officers, which further aligns the interests of our executive officers with those of our shareholders. We also prohibit employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

Compensation Design

Executive Compensation Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns for our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure alignment between executive pay and Company performance. An important element of the compensation program design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities to attract, motivate and retain highly qualified executives critical to the achievement of the Company’s financial and strategic goals.

The key objectives and elements of our compensation philosophy include the following:

Pay for Performance

A significant portion of the target compensation awarded to our named executive officers is incentive-based and “at risk,” meaning it is only earned if specific financial and other performance goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.

Provide Market Competitive Compensation

Pay levels are targeted to be, on average, at market median levels based on individual factors such as experience, length of service, individual performance, internal structure, internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

Encourage Long-term Service

The Company offers retirement and savings plans, including the Company’s 401(k) Retirement Plan and Deferred Compensation Plan, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

Align Interests with Our Shareholders

Long-term incentive awards to executive officers are solely equity-based, and executive officers are subject to stock ownership guidelines to ensure meaningful ongoing alignment with shareholders’ interests and market best practice.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC rules, the Summary Compensation Table shows the grant date fair value of long-term incentive plan grants, which grant date fair value is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Compensation Committee annually reviews officer pay, the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In connection with our executive compensation determinations, we review third-party market survey data among comparable companies, peer group compensation data and broader market trends/developments, as provided by Willis Towers Watson, an independent compensation consultant retained by the Compensation Committee. In setting market-based pay levels, the Compensation Committee reviews and relies primarily upon market data from surveys of comparably sized general industrial companies and peer group compensation data. Survey and peer group data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation. For detailed information about the peer group used for this benchmarking, please see the above section entitled Compensation Peer Group.

Pay Mix

Consistent with the Company’s pay philosophy, the majority of the target total direct compensation (i.e., the sum of base salary and target STIP and LTIP award grant date values) of the named executive officers is only earned if specific financial and other performance goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. The following charts illustrate that, in 2019, performance-based and non-guaranteed incentive award opportunities represented, on average, 79% of the target total direct compensation for the CEO and 67% of the target total direct compensation for the named executive officers other than the CEO, reflecting the use of stock options, performance shares, and restricted stock units.

Award opportunities have typically been provided through a combination of short-term and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation.

Performance Measures Used in 2019

The 2019 STIP and the 2019 LTIP collectively cover key financial measures that we believe will increase shareholder value over time while also emphasizing the importance of maintaining adequate liquidity for working capital requirements and future investment opportunities.  The performance measures used in the 2019 STIP and 2019 LTIP award design and the rationale for using such performance measures were as follows:

2019 Short-Term Incentive Plan		2019 Long-Term Incentive Plan
Performance Measures	Rationale	Performance Measures and Equity Award Categories	Rationale

Adjusted EBITDA (weighted 50%), which is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges

Adjusted EBITDA is a useful measure of the Company’s annual operating performance and is commonly used by investors and research analysts to assess results

Performance shares (50% of the targeted value of the LTIP grant) earned based on the results of two equally weighted measures:

•Relative Total Shareholder Return (“TSR”) (weighted 50%), and

•Adjusted EBITDA Percent for the year ending December 31, 2021 (“Fiscal Year 2021 Adjusted EBITDA Percent”) (weighted 50%), which is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges, divided by net sales

Relative TSR aligns payouts to our relative TSR performance and assesses the Company’s relative TSR to the customized S&P SmallCap 600 Industrials Index, which excludes Commercial Services and Supplies and Professional Services Companies

Adjusted EBITDA percent is an important measure of how much operating cash is generated for each dollar of revenue earned

Adjusted Free Cash Flows (weighted 50%), which is equal to net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable less capital expenditures

	Adjusted Free Cash Flows is an important measure that drives operational cash generation	Stock options (25% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date	Stock options have value only when the Company’s stock price increases and contribute to continued emphasis on Company stock performance
Restricted stock units (25% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date

The value of restricted stock units that vest over time is tied to stock price appreciation, and the addition of restricted stock units to the equity mix under the 2019 LTIP balances the objectives of the 2019 LTIP with alignment to market practices

We continually monitor our executive compensation program and consider modifications that will allow us to drive achievement of our business strategy, meet our talent needs, and maintain market competitive plans while maximizing long-term shareholder value.  In designing our 2020 STIP and LTIP we utilized the same performance measures as our 2019 STIP and LTIP because we believe they continue to capture our key financial drivers of success. Use of consistent performance measures, with the goal of improvement in such performance measures over time, ensures that our executive compensation program is aligned with the interests of our shareholders, specifically maximizing long-term returns.

Compensation Policy and Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices to help us achieve the high standards that we and our shareholders expect.

WHAT WE DO	WHAT WE DON’T DO
•Use multiple performance measures in connection with short-term and long-term incentive awards	•Provide excise tax gross-ups upon a change in control or have single-trigger cash severance provisions
•Limit both short-term incentive and performance share payouts to 200% of target	•Offer excessive perquisites to executive officers
•Have short-term incentive payouts which vary commensurate with the Company’s performance and which reflect the Company’s performance versus goals during the respective annual periods	•Allow employees to pledge their holdings of Company securities or engage in hedging transactions involving Company securities
•Use relative TSR as a metric for performance share grants, tying payouts to increasing shareholder value	•Enter into employment contracts
•Provide long-term incentives to executive officers through equity-based awards that are “at risk”	•Guarantee pay increases or incentive awards
•Maintain stock ownership guidelines for executive officers	•Reprice options
•Support the Compensation Committee’s engagement of an independent compensation consultant, Willis Towers Watson, to assist with review of the Company’s executive compensation program	•Design incentive plans that encourage excessive risk

Overview of Executive Compensation

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.  The following table presents a summary of each element of our executive compensation program.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his or her current job	Not at risk; eligible for annual performance-based merit increase consideration and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific long-term financial goals	The majority of the award opportunity is performance-based or “at-risk,” with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits and Deferred Compensation	Encourage long-term service with the Company by providing retirement plan contributions that can grow in value over an executive’s career and opportunities to defer compensation	Both fixed and variable aspects; contributions drive growth of funds and future payments
Perquisites and Personal Benefits	Provide additional financial security and a competitive pay package that helps attract and retain qualified executives, though perquisites are limited	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

2019 Executive Compensation

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements described below, the Company does not have employment agreements with any of the named executive officers.

Base Salaries.  Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. The following table shows, for each named executive officer, such named executive officer’s 2019 base salary, the percentage increase in such named executive officer’s base salary (compared to his 2018 base salary) and the rationale for such increase in base salary:

Named Executive Officer	2019 Base Salary	2019 Base Salary Percentage Increase (Compared to 2018 Base Salary)	Reason for Increase in Base Salary
Barry L. Pennypacker	$1,000,000	0.00%	No Change
David J. Antoniuk	$522,700	3.50%	Merit
Aaron H. Ravenscroft	$500,000	14.42%	Combination of Market-Based Adjustment & Merit
Thomas L. Doerr, Jr.	$400,000	6.67%	Combination of Market-Based Adjustment & Merit
Terrance L. Collins	$372,600	3.50%	Merit

Incentive Plans.  The Company provides short-term and long-term incentive award opportunities to motivate the achievement of its business strategy by specifying key metrics of success. In order to drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;
•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;
•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and
•	Cover different time periods, with short-term incentive plans covering one year and long-term incentive plans typically covering three years, with an ongoing stock ownership requirement.

In order to best drive success, we believe a combination of performance measures should be used to ensure that management is motivated and rewarded for managing the Company’s overall financial health and driving long-term sustainable growth in value for the Company’s shareholders.  As such, the short-term incentive plan and performance share component of the long-term incentive plan each use two performance metrics, which may change from year-to-year to reflect the critical areas of focus for the applicable performance period. The Compensation Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.  Short-term incentive awards are made under the 2013 Omnibus Incentive Plan and are referred to in this Proxy Statement as STIP awards. STIP awards, which are measured on an annual basis, reward eligible participants for maximizing shareholder value. Eligible participants are generally required to be employed by the Company at the time of the STIP award payout in order to receive the award payout; however, under a policy adopted by the Compensation Committee in 2019, if a participant dies during employment, or if a participant’s service terminates as a result of disability or mandatory retirement, then a pro rata portion (based on the portion of the performance period that has elapsed as of the date of such death or termination of service) of any then-outstanding STIP awards held by such participant shall remain eligible to be earned based on actual performance and shall be paid to the extent earned as soon as practicable following the end of the applicable performance period, and in no event later than the end of the year following such performance period.

The 2019 STIP award was based 50% on Adjusted Free Cash Flows and 50% on Adjusted EBITDA. The Adjusted Free Cash Flows (50%) and Adjusted EBITDA (50%) metrics were selected to focus the executive team on increasing shareholder value over time and maintaining adequate liquidity for working capital requirements and future investment opportunities. The 2019 Adjusted Free Cash Flows metric incorporated a $75.0 million cash outflow resulting from the refinancing of our debt which required the termination of our accounts receivable securitization program.

For all of the named executive officers, the 2019 STIP awards were based on overall Company performance.

The 2019 target short-term incentive award percentages assigned to the Company’s named executive officers ranged from 60% to 100% of base salary, based on the position’s responsibilities and business impact.  Awards earned under the 2019 STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, and the Compensation Committee may exercise discretion to reduce the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Compensation Committee. Earned awards, if any, are fully paid out after the end of the year.

The Company’s actual 2019 performance results were between target and maximum for Adjusted EBITDA and above maximum for Adjusted Free Cash Flows, resulting in a payout of 186.0% of target.  Presented below are the specific threshold, target, and maximum performance levels for the 2019 STIP awards, as well as 2019 actual results (dollars in millions):

Measure (Weighting)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	2019 Actual	Resulting Award as % of Target(3)
Adjusted EBITDA (50%)(1)(4)	$100.0	$135.0	$165.0	$156.6	172.0%
Adjusted Free Cash Flows (50%)(2)(5)	$(55.0)	$(40.0)	$(25.0)	$37.9	200.0%
Total Payout as a Percent of Target					186.0%

(1)	“Adjusted EBITDA” is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges.
(2)	“Adjusted Free Cash Flows” is equal to net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable less capital expenditures.
(3)	Straight-line interpolation is used for calculating the payout between the specific performance levels.
(4)

A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

(5)

A reconciliation of Adjusted Free Cash Flows (a non-GAAP financial measure) to net cash used for operating activities of continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

The actual 2019 STIP award payouts for the named executive officers are presented in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The potential dollar range of the 2019 STIP awards for each named executive officer is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  The Compensation Committee did not use discretion to pay awards under the 2019 STIP that would not have otherwise been earned. The Compensation Committee is permitted to apply discretion in considering potential adjustments presented by management in order to assess performance of continuing operations.

Long-Term Incentives.  Long-term incentive award grants are made under the 2013 Omnibus Incentive Plan.  Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2019, the long-term incentive awards to our named executive officers under the 2019 LTIP consisted of 50% performance shares, 25% stock options and 25% restricted stock units, of which the performance shares and stock options are considered “at risk” as they require the achievement of specific multi-year performance goals or stock price appreciation.

Grants under the 2019 LTIP were delivered as follows:

2019 Award Type (Weighting)	Performance Measure	Performance/Vesting Period
Performance Shares (50%)

▪  50% Relative TSR as compared to a customized S&P SmallCap 600 Industrials Index, which excludes Commercial Services and Supplies and Professional Services Companies

▪  50% Fiscal Year 2021 Adjusted EBITDA Percent

Three-year performance period ending on December 31, 2021; performance share awards vest on the third anniversary of the grant date, if performance goals are met
Stock Options (25%)	▪ Stock price appreciation (have value if stock price increases)	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date; expire 10 years after grant
Restricted Stock Units (25%)	▪ Value of restricted stock units that vest over time is tied to stock price appreciation	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2019 have the following terms:

•	Exercise price is the closing trading price on the grant date;
•	Vest annually in 33.33% increments beginning on the first anniversary of the grant date; and
•	Expire 10 years after the grant date.

Restricted Stock Units. Restricted stock units that vest over time tie a portion of the recipient’s compensation to stock price appreciation, as stock price affects the value of the restricted stock units.  The restricted stock units granted to the named executive officers and other eligible employees during 2019 vest annually in 33.33% increments beginning on the first anniversary of the grant date.

Performance Shares.  Performance share award opportunities were provided to the named executive officers in 2019 to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period were established by the Compensation Committee at the time of the award grant.

2019 Performance Share Grant. The 2019 performance share grant, which is based on a three-year performance period ending on December 31, 2021 and will vest following the third anniversary of the grant date if performance goals are met, was based on two equally weighted metrics – Fiscal Year 2021 Adjusted EBITDA Percent and relative TSR as compared to a customized group of companies in the S&P SmallCap 600 Industrials Index that excludes Commercial Services and Supplies and Professional Services companies.  For these purposes, Fiscal Year 2021 Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period.

To emphasize the importance of long-term profitability and to focus the executive team on improving overall company performance on a year-to-year basis, 50% of the performance share grant was based on achieving a certain Fiscal Year 2021 Adjusted EBITDA Percent.  The schedule for these awards is provided below:

Performance Level	Fiscal Year 2021 Adjusted EBITDA Percent	Award Payout (as a % of Target)
Maximum	11.0%	200%
Target	8.4%	100%
Threshold (no payouts below this level)	6.3%	25%

For the 50% of the 2019 performance share grant that was based on relative TSR, the Compensation Committee determined a performance schedule consistent with the Company’s pay-for-performance philosophy and current market practices, with pay approximating median levels at the target award opportunity level. The payout schedule for the relative TSR portion of the performance share grants is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold (no payouts below this level)	25th Percentile	25%

Note: If TSR is negative, the TSR portion of the performance share payout cannot exceed the target.

2018 Performance Share Grant. The 2018 performance share grant, which is based on a three-year performance period beginning on January 1, 2018 and ending on December 31, 2020 and will vest following the third anniversary of the grant date if performance goals are met, was based on two equally-weighted metrics – Adjusted EBITDA Percent for the year ending December 31, 2020 (“Fiscal Year 2020 Adjusted EBITDA Percent”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index. For these purposes, Fiscal Year 2020 Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period.

2017 Performance Share Grant. The 2017 performance share grant, which was based on a three-year performance period beginning on January 1, 2017 and ending on December 31, 2019, was based on two equally-weighted metrics – Adjusted EBITDA Percent for the year ended December 31, 2019 (“Fiscal Year 2019 Adjusted EBITDA Percent”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index. For these purposes, Fiscal Year 2019 Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period. Based on actual performance over the three-year performance period, awards were earned at 100% of target (as reflected in the table below) and were paid in 2020 following certification of results by the Compensation Committee.

Metric	Actual Performance	Award Payout (as a % of Target)
Fiscal Year 2019 Adjusted EBITDA Percent(1) (50% Weighting)	8.5% achievement (Threshold: 4.5% Target: 6.0% Maximum: 7.5%)	200.0%
Relative TSR (50% Weighting)	15.2nd percentile relative to peers (Threshold: 25th percentile Target: 50th percentile Maximum: 75th percentile)	0.0%
Combined Payout (as a % of Target)		100.0%

(1)  A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement as is the calculation of Adjusted EBITDA Percent for the years ended December 31, 2019, 2018, and 2017 (i.e., Fiscal Year 2019 Adjusted EBITDA Percent).

Grant Guideline Development.  The Compensation Committee annually sets award guidelines for each executive officer and job classification level based upon survey market median levels, the Company’s executive compensation peer group and the Company’s recent average stock price. LTIP awards to named executive officers were made in the first quarter of 2019. The approximate 20-trading-day average closing price ending on February 22, 2019 (which was the date of the distribution of meeting materials to the Board in connection with the February 27, 2019 Board meeting) was used for determining the target performance award grant levels in 2019. The Black Scholes value was used to determine the number of options granted, however, the actual option grant price and accounting expense were determined at the date of grant.

The grant date fair value of the 2019 equity grants are presented in the Grants of Plan-Based Awards table. The ultimate value that will be realized, if any, is not determinable at the date of grant.

Retirement Benefits and Deferred Compensation.  To facilitate the long-term service of highly qualified executives and retirement savings, the Company provides the following retirement and deferred compensation plans:

401(k) Retirement Plan.  Active, regular, non-union, U.S. based employees, who are scheduled to work at least 20 hours per week and completed one hour of service (including the named executive officers), are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company safe harbor match. In addition, the plan has a profit-sharing component, in which the Company provides an annual fixed-percentage contribution of between 0% to 4% of eligible compensation. The value of Company annual matching and profit-sharing contributions to the 401(k) Retirement Plan under the Savings feature is presented in the Summary Compensation Table and the All Other Compensation Table.

Deferred Compensation.  To further assist in attracting and retaining highly qualified employees and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan, which may include a Company contribution. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation table and in the narrative following that table.  In addition, the value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table in the “All Other Compensation” column and in the All Other Compensation Table.

Perquisites and Personal Benefits.  In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to our named executive officers. In 2019, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance,  expatriate benefits (including rent, housing-related insurance, educational expenses and car allowance), commercial air flights for family members, and meals and other expenses for spouses of the named executive officers in connection with the February 27, 2019 and October 30, 2019 Board meetings. The value of perquisites and supplemental benefits, in total and itemized, provided in 2019 are presented in the Summary Compensation Table and the All Other Compensation Table.

Tax Equalization Payments. Tax equalization payments are made to Mr. Ravenscroft, or to the applicable taxing authority on his behalf, to ensure that, on an after-tax basis, he receives the same level of compensation as if he were subject to taxation only in the United States. The aggregate incremental cost to us of this tax equalization arrangement is shown in the All Other Compensation column of the Summary Compensation Table and in the Other column of the All Other Compensation Table.

Change in Control Severance Arrangements. In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (“Contingent Employment Agreements”) with the named executive officers and certain other key executives, which provide for the executives’ continued employment (for a three-year period for Mr. Pennypacker and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the Contingent Employment Agreements) prior to the end of the employment period (as such, the Contingent Employment Agreements have a “double trigger”). The severance benefits would consist of base salary, annual incentive bonus compensation (calculated at the target level), and other benefits that the executive otherwise would have been entitled to if his employment had not been terminated prior to the respective three or two year change in control employment period. Further detail regarding these agreements is presented in the Post-Employment Compensation section of this Proxy Statement.

Other Severance Arrangements.  The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors and the Compensation Committee have the sole authority to authorize any benefits under the plan to any officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the Contingent Employment Agreements as described below.

Other Executive Compensation Policies and Considerations

Stock Awards Granting Policy.  In 2019, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees.  In 2019, stock awards to executive officers consisted of performance shares, stock options and restricted stock units.  Annual stock awards are generally granted in February.  Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times granted to executives and key employees at the time they become executives or key employees of the Company.  In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards.  In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits directors, officers, and employees from pledging their holdings of Company securities, trading in puts, calls and other derivative securities on stock of the Company, and purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended by the Tax Cuts and Jobs Act of 2017 (“Section 162(m)”), generally limits the Company’s federal income tax deduction to $1 million per person per year for compensation paid to certain executive officers, including each of our named executive officers.

However, because we believe that many different factors influence a well-rounded, comprehensive executive compensation program, as discussed above, the Compensation Committee did not limit, and does not intend to limit in future years, the compensation of our executive officers to a level that is fully deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis for fiscal year 2019 with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and included in the Company’s Proxy Statement for filing with the SEC.

Compensation Committee
Donald M. Condon, Jr., Chair
Roy V. Armes
Anne M. Cooney
John C. Pfeifer

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the “total compensation” earned by each named executive officer during the fiscal year ended December 31, 2019, and, to the extent that a named executive officer was a named executive officer of the Company for the fiscal years ended December 31, 2018 or December 31, 2017, total compensation for service to the Company during those years. In accordance with SEC rules and guidance, information for fiscal years prior to the year in which an individual first became a named executive officer is not required to be presented.

•	Actual payouts are presented in the “Salary” (before deferrals) and “Non-Equity Incentive Plan Compensation” (2019 STIP award payouts) columns.
•

The grant date fair value of equity-based grants awarded in 2019 is shown in the “Stock Awards” and “Options Awards” columns. None of this amount was realized during 2019; instead, the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Barry L. Pennypacker	2019	$1,000,000	$0	$2,588,268	$617,145	$1,860,000	$0	$308,215	$6,373,627
President & Chief Executive Officer	2018	$995,865	$0	$1,115,797	$1,069,672	$1,725,000	$0	$180,148	$5,086,482
	2017	$973,019	$0	$1,442,245	$1,364,948	$1,907,097	$0	$86,072	$5,773,381
David J. Antoniuk	2019	$517,254	$0	$744,489	$177,516	$729,167	$0	$148,366	$2,316,791
Senior Vice President & Chief Financial Officer	2018	$502,115	$0	$353,049	$338,444	$653,344	$0	$92,091	$1,939,043
	2017	$490,000	$0	$456,345	$431,875	$716,258	$0	$52,631	$2,147,109
Aaron H. Ravenscroft	2019	$480,615	$0	$752,977	$179,533	$697,500	$0	$407,492	$2,518,118
Executive Vice President, Cranes	2018	$427,961	$0	$290,098	$278,122	$527,678	$0	$309,272	$1,833,130
	2017	$387,115	$0	$259,624	$245,693	$456,066	$0	$224,990	$1,573,488
Thomas L. Doerr, Jr.	2019	$392,308	$0	$423,555	$100,988	$446,400	$0	$29,606	$1,392,856
Senior Vice President, General Counsel and Secretary	2018	$375,000	$150,000	$178,511	$171,148	$388,125	$0	$29,336	$1,292,121

Terrance L. Collins	2019	$368,723	$0	$457,443	$109,074	$415,822	$0	$30,180	$1,381,242
Senior Vice President, Human Resources

(1)

The amounts listed in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock unit, restricted stock, and performance share awards in accordance with ASC Topic 718. All named executive officers received restricted stock units in 2019. The values attributable to the 2019 grants of restricted stock units were as follows: Mr. Pennypacker — $763,085; Mr. Antoniuk — $219,494; Mr. Ravenscroft — $221,996; Mr. Doerr — $124,881; and Mr. Collins — $134,872. For these restricted stock unit awards, fair value is computed by multiplying the total number of shares subject to each award by the closing market price on the date of grant. For performance share awards, fair value is calculated based upon the probable outcome of the performance conditions, consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, and was as follows for 2019 awards: Mr. Pennypacker — $1,825,183; Mr. Antoniuk — $524,995; Mr. Ravenscroft — $530,981; Mr. Doerr — $298,674; and Mr. Collins — $322,571. Performance shares are earned based on our financial performance over a three-year period, and vest following the third anniversary of the grant date if performance goals are met. The maximum values of the 2019 grants of performance shares at the grant date, assuming that the highest level of performance conditions are attained, are as follows: Mr. Pennypacker — $3,650,365; Mr. Antoniuk — $1,049,991; Mr. Ravenscroft — $1,061,961; Mr. Doerr — $597,348; and Mr. Collins — $645,143. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2019 in our Annual Report on Form 10-K filed with the SEC on February 14, 2020. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

The grant date fair value of the 2018 stock awards (which include only performance share awards), as presented in the “Stock Awards” column, is different than the value of such stock awards as of December 31, 2019.  Based on the closing price ($17.50) of the Company’s common stock on December 31, 2019, without regard to vesting schedules and assuming threshold performance with respect to the performance shares, the values of the 2018 stock awards were as follows as of December 31, 2019: Mr. Pennypacker — $142,529; Mr. Antoniuk — $45,098; Mr. Ravenscroft — $37,056; Mr. Doerr — $22,803; and Mr. Collins — $37,017.

The grant date fair values of the 2017 stock awards (which only include performance share awards) were as follows: Mr. Pennypacker – $1,442,245; Mr. Antoniuk — $456,345; and Mr. Ravenscroft — $259,624.  These values are different than the values of such performance share awards as of December 31, 2019. Based on the closing price ($17.50) of the Company’s common stock on December 31, 2019, without regard to vesting schedules and based on the actual performance of 100.0% of target with respect to the performance shares, the values of the 2017 performance share awards were as follows as of December 31, 2019: Mr. Pennypacker — $825,353; Mr. Antoniuk — $261,153; and Mr. Ravenscroft — $148,575.

(3)

The amounts listed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted during the year in accordance with ASC Topic 718. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2019 in our Annual Report on Form 10-K filed with the SEC on February 14, 2020.

(4)

The grant date fair value of the 2017 and 2018 option awards, as presented in the “Option Awards” column, is different than the value of such option awards as of December 31, 2019.  Based on the closing price ($17.50) of the Company’s common stock on December 31, 2019 and the exercise prices of the 2017 and 2018 option awards (which were all higher than $17.50) and without regard to vesting schedules, the values of the 2017 and 2018 option awards were as follows as of December 31, 2019: Mr. Pennypacker — $0; Mr. Antoniuk — $0; Mr. Ravenscroft — $0; and Mr. Doerr (with respect to 2018 option awards only) — $0.

(5)	Consists of cash awards made under the 2019 STIP. Reflects the amount earned for performance during 2019 but not paid until 2020.
(6)	Consists of the compensation described in the All Other Compensation Table, which follows this table.

All Other Compensation Table

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums(2)	Tax Preparation Fee Reimbursement	Car Allowance	Company Contributions Under Deferred Compensation Plan(3)	Other(4)	Total
Barry L. Pennypacker	2019	$16,800	$1,438	$0	$12,000	$275,500	$2,476	$308,215
	2018	$16,500	$1,438	$0	$12,000	$145,148	$5,061	$180,148
	2017	$16,200	$1,438	$0	$12,000	$48,651	$7,783	$86,072
David J. Antoniuk	2019	$16,800	$1,640	$0	$10,800	$117,060	$2,067	$148,366
	2018	$16,500	$1,640	$0	$10,800	$60,919	$2,232	$92,091
	2017	$16,200	$1,640	$0	$5,400	$24,500	$4,891	$52,631
Aaron H. Ravenscroft	2019	$16,800	$792	$0	$0	$100,829	$289,071	$407,492
	2018	$16,500	$792	$0	$0	$44,201	$247,779	$309,272
	2017	$16,200	$792	$380	$9,000	$15,485	$183,134	$224,990
Thomas L. Doerr, Jr.	2019	$16,800	$928	$0	$10,800	$0	$1,078	$29,606
	2018	$16,500	$928	$0	$10,800	$0	$1,108	$29,336

Terrance L. Collins	2019	$16,800	$1,314	$0	$10,800	$0	$1,266	$30,180

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a profit sharing component in which the Company provides an annual fixed percentage contribution of between 0% to 4% of eligible compensation to another defined contribution account.

For 2018, the Company’s contribution amounts have been corrected to include (a) Company 401(k) match true-ups as follows: Mr. Pennypacker – $400, Mr. Antoniuk – $400, Mr. Ravenscroft – $400, and Mr. Doerr – $400; and (b) Company profit sharing contributions as follows: Mr. Pennypacker – $5,500, Mr. Antoniuk – $5,500, Mr. Ravenscroft – $5,500, and Mr. Doerr – $5,500.

For 2017, the Company’s contribution amounts have been corrected to include (a) Company 401(k) match true-ups as follows: Mr. Pennypacker – $200, Mr. Antoniuk – $200, and Mr. Ravenscroft – $436; and (b) Company profit sharing contributions as follows: Mr. Pennypacker – $5,400, Mr. Antoniuk – $5,400, and Mr. Ravenscroft – $5,400.

(2)	Includes premiums paid for Supplemental Executive Long Term Disability Insurance.
(3)	For 2019, includes the Company’s contributions for 2019, which will be contributed to individual accounts in 2020.

For 2018, includes the Company’s contributions for 2018, which were contributed to individual accounts in 2019.

For 2017, includes the Company’s contributions for 2017, which (a) were contributed to individual accounts as follows in 2018 – Mr. Pennypacker – $8,100; Mr. Antoniuk – $8,100; and Mr. Ravenscroft – $8,100, and (b) were contributed to individual accounts as follows in 2019 – Mr. Pennypacker – $40,551; Mr. Antoniuk – $16,400; and Mr. Ravenscroft – $7,385.

(4)

For 2019, includes (a) expenses for commercial air flights for officers’ families as well as meals and other expenses paid by the Company for the spouses of the named executive officers in connection with attendance at the February 27, 2019 and October 30, 2019 Board meetings – Mr. Pennypacker – $2,476, Mr. Antoniuk – $2,067, Mr. Doerr – $1,078, and Mr. Collins –  $1,266; (b) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $208,333, plus $69,323 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2019 will not be finally determined until after the filing of this Proxy Statement; and (c) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $11,415.

For 2018, includes (a) expenses related to personal use of a chartered Company aircraft – Mr. Pennypacker –$3,028 and Mr. Antoniuk – $655; (b) expenses for commercial air flights for officers’ families – Mr. Pennypacker – $1,261, Mr. Antoniuk – $715, Mr. Ravenscroft – $15,508, and Mr. Doerr – $498; (c) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $207,482, plus $17,352 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2018 will not be finally determined until after the filing of this Proxy Statement; (d) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $6,490; (e) personal use of memberships: Mr. Ravenscroft – $181; (f) gross-up payments on taxable fringe benefits – Mr. Pennypacker – $180, Mr. Antoniuk – $46, Mr. Ravenscroft – $767, and Mr. Doerr – $17; and (g) meals and other expenses paid by the Company for the spouses of the named executive officers in connection with the February 2018 Board meeting – Mr. Pennypacker –$593, Mr. Antoniuk – $817, and Mr. Doerr – $593.

For 2017, includes (a) expenses related to personal use of the leased Company aircraft – Mr. Pennypacker – $7,604 and Mr. Antoniuk – $4,775; (b) in connection with Mr. Ravenscroft’s assignment to France during November and December 2017, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) and moving expenses, which were paid in Euros, but were converted to U.S. dollars for purposes of this table at the fiscal year-end exchange rate of 1 Euro = 1.20030 U.S. dollars – $183,125; and (c) gross-up payments on taxable fringe benefits – Mr. Pennypacker – $179, Mr. Antoniuk – $116, and Mr. Ravenscroft – $9.

Grants of Plan-Based Awards in 2019

The following table sets forth the 2019 STIP awards and equity awards granted under the Company’s 2013 Omnibus Incentive Plan. Any STIP awards earned in 2019 were paid in the first quarter of 2020. Other than the equity awards disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2019.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Barry L. Pennypacker	STIP		$500,000	$1,000,000	$2,000,000
	Stock Options	2/27/2019								76,474	$18.40	$617,145
	Performance Shares	2/27/2019				20,736	82,944	165,888				$1,825,183
	Restricted Stock Units	2/27/2019							41,472			$763,085
David J. Antoniuk	STIP		$196,013	$392,025	$784,050
	Stock Options	2/27/2019								21,997	$18.40	$177,516
	Performance Shares	2/27/2019				5,965	23,858	47,716				$524,995
	Restricted Stock Units	2/27/2019							11,929			$219,494
Aaron H. Ravenscroft	STIP		$187,500	$375,000	$750,000
	Stock Options	2/27/2019								22,247	$18.40	$179,533
	Performance Shares	2/27/2019				6,033	24,130	48,260				$530,981
	Restricted Stock Units	2/27/2019							12,065			$221,996
Thomas L. Doerr, Jr.	STIP		$120,000	$240,000	$480,000
	Stock Options	2/27/2019								12,514	$18.40	$100,988
	Performance Shares	2/27/2019				3,393	13,573	27,146				$298,674
	Restricted Stock Units	2/27/2019							6,787			$124,881
Terrance L. Collins	STIP		$111,780	$223,560	$447,120
	Stock Options	2/27/2019								13,516	$18.40	$109,074
	Performance Shares	2/27/2019				3,665	14,659	29,318				$322,571
	Restricted Stock Units	2/27/2019							7,330			$134,872

(1)

These amounts represent potential payments under the 2019 STIP; the actual amounts received (if any) are shown in the Summary Compensation Table above. The threshold amount reflects the total of the threshold payment levels that represent 50% of the target amount. The maximum amount reflects the total amount of maximum payment levels that represent 200% of the target amount.

(2)

These amounts represent potential payouts under the 2019 LTIP. The threshold amount reflects the total of the threshold payout levels that represent 25% of the target amount. The maximum amount reflects the total amount of maximum payout levels that represent 200% of the target amount.

(3)	The restricted stock units vest ratably over a three-year period, commencing on the first anniversary of the grant date.
(4)	The stock options vest over a three-year period, commencing on the first anniversary of the grant date.
(5)	The exercise price equals the closing market price of our common stock on the date of grant.
(6)	Reflects the grant date fair value of the awards granted in 2019 as computed under ASC Topic 718.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth the stock options, restricted stock units, and performance share awards previously granted to the named executive officers relating to our common stock that were outstanding at the end of 2019.

	Option Awards(1)(2)						Stock Awards(1),(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)		Option Exercise Price ($)(5)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(6)(7)		Market Value of Shares of Stock that Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(7)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(8)
Barry L. Pennypacker	116,027	38,676	(9)	$17.40	3/28/2016	3/28/2026
	74,824	37,425		$25.68	2/22/2017	2/22/2027
	22,766	45,540		$32.98	2/20/2018	2/20/2028
	0	76,474		$18.40	2/27/2019	2/27/2029
							88,635	(10),(14)	$1,551,113	91,089	(11)(12)	$1,594,049
David J. Antoniuk	16,387	5,464	(9)	$22.80	5/31/2016	5/31/2026
	23,674	11,842		$25.68	2/22/2017	2/22/2027
	7,203	14,409		$32.98	2/20/2018	2/20/2028
	0	21,997		$18.40	2/27/2019	2/27/2029
							26,852	(10),(14)	$469,910	26,435	(11)(12)	$462,613
Aaron H. Ravenscroft	18,564	6,189	(9)	$17.40	3/28/2016	3/28/2026
	13,468	6,737		$25.68	2/22/2017	2/22/2027
	5,919	11,841		$32.98	2/20/2018	2/20/2028
	0	22,247		$18.40	2/27/2019	2/27/2029
							20,555	(10),(14)	$359,713	26,248	(11)(12)	$459,331
Thomas L. Doerr, Jr.	3,642	7,287		$32.98	2/20/2018	2/20/2028
	0	12,514		$18.40	2/27/2019	2/27/2029
							17,787	(13),(14)	$311,273	14,876	(11)(12)	$260,330
Terrance L. Collins	4,425	8,854		$28.24	4/10/2018	4/10/2028
	0	13,516		$18.40	2/27/2019	2/27/2029
							7,330	(14)	$128,275	16,774	(11)(12)	$293,549

(1)

The number of shares of common stock underlying option awards and stock awards has been adjusted, with respect to awards granted prior to November 17, 2017, to account for the 1-for-4 reverse stock split that was effected on November 17, 2017.

(2)	Consists of options to purchase common stock of the Company under the Company’s 2013 Omnibus Incentive Plan and 2003 Incentive Stock and Awards Plan.
(3)	Consists of restricted stock units and performance shares granted under the 2013 Omnibus Incentive Plan.
(4)

Unless otherwise noted in these footnotes, all unvested stock options referenced in this table vest 33% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the third anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant, as adjusted, for awards granted prior to November 17, 2017, to account for the 1-for-4 reverse stock split.

(6)	The grant dates and vesting dates for all restricted stock units that our named executive officers held at December 31, 2019 are as follows:

Name	Grant Date	Vesting Date	Number of Units/Awards
Barry L. Pennypacker	2/27/2019	2/27/2020	13,822 Restricted Stock Units
	2/27/2019	2/27/2021	13,823 Restricted Stock Units
	2/27/2019	2/27/2022	13,827 Restricted Stock Units
David J. Antoniuk	2/27/2019	2/27/2020	3,975 Restricted Stock Units
	2/27/2019	2/27/2021	3,976 Restricted Stock Units
	2/27/2019	2/27/2022	3,978 Restricted Stock Units
Aaron H. Ravenscroft	2/27/2019	2/27/2020	4,021 Restricted Stock Units
	2/27/2019	2/27/2021	4,021 Restricted Stock Units
	2/27/2019	2/27/2022	4,023 Restricted Stock Units
Thomas L. Doerr, Jr.	11/20/2017	11/20/2020	11,000 Restricted Stock Units
	2/27/2019	2/27/2020	2,262 Restricted Stock Units
	2/27/2019	2/27/2021	2,262 Restricted Stock Units
	2/27/2019	2/27/2022	2,263 Restricted Stock Units
Terrance L. Collins	2/27/2019	2/27/2020	2,443 Restricted Stock Units
	2/27/2019	2/27/2021	2,443 Restricted Stock Units
	2/27/2019	2/27/2022	2,444 Restricted Stock Units

(7)	The dates of expiration of the performance period and the vesting dates for all performance shares that our named executive officers held at December 31, 2019 are as follows:

Name	Incentive Plan Under Which Performance Shares Were Granted	Date of Expiration of Performance Period	Vesting Date	Number of Shares
Barry L. Pennypacker	2017 LTIP	12/31/2019	2/22/2020	47,163
	2018 LTIP	12/31/2020	2/20/2021	8,145
	2019 LTIP	12/31/2021	2/27/2022	82,944
David J. Antoniuk	2017 LTIP	12/31/2019	2/22/2020	14,923
	2018 LTIP	12/31/2020	2/20/2021	2,577
	2019 LTIP	12/31/2021	2/27/2022	23,858
Aaron H. Ravenscroft	2017 LTIP	12/31/2019	2/22/2020	8,490
	2018 LTIP	12/31/2020	2/20/2021	2,118
	2019 LTIP	12/31/2021	2/27/2022	24,130
Thomas L. Doerr, Jr.	2018 LTIP	12/31/2020	2/20/2021	1,303
	2019 LTIP	12/31/2021	2/27/2022	13,573
Terrance L. Collins	2018 LTIP	12/31/2020	4/10/2021	2,115
	2019 LTIP	12/31/2021	2/27/2022	14,659

(8)	The market value is calculated by multiplying the closing price of our common stock on December 31, 2019 ($17.50) by the number of unvested shares.

(9)	Vests 25% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary of the grant date.
(10)

Includes performance share awards granted in 2017 under the 2013 Omnibus Incentive Plan. The performance period expired at the end of 2019. Actual performance for the 2017 grant was at 100.0% of target and was paid in 2020 after certification by the Compensation Committee.

(11)

Includes performance share awards granted in 2018 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2020. As of December 31, 2019, the performance trend was below threshold level, so the number of shares appearing here is the number of shares that would be awarded assuming threshold level performance is achieved, pursuant to SEC requirements.

(12)	Includes performance share awards granted in 2019 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2021. As of December 31, 2019, the performance trend was above threshold level, so the number of shares appearing here is the number of shares that would be awarded assuming target performance is achieved, pursuant to SEC requirements.
(13)	Includes restricted stock units granted in 2017 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date.
(14)

Includes restricted stock units granted in 2019 under the 2013 Omnibus Incentive Plan. These restricted stock units vest ratably over a three-year period commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2019

The following table presents, for each named executive officer, the stock awards vested during 2019.

Name	Option Awards(1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Barry L. Pennypacker	0	$0	29,433	$479,758
David J. Antoniuk	0	$0	25,615	$349,645
Aaron H. Ravenscroft	0	$0	10,523	$171,525
Thomas L. Doerr, Jr.	0	$0	0	$0
Terrance L. Collins	0	$0	0	$0

(1)	During 2019, no named executive officer exercised any stock options.
(2)

Includes performance shares (for Messrs. Pennypacker, Antoniuk, and Ravenscroft) and restricted stock units (for Messrs. Antoniuk and Ravenscroft only) granted in 2016. Actual performance for the 2016 performance award grant was at 40.5% of target.

(3)

Represents the fair market value of the performance shares and the restricted stock units on their respective vesting dates. Fair market value is determined based on the closing price of the Company’s common stock on the applicable vesting date.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2019.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)(3)	Aggregate Earnings (Loss) in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)(4)
Barry L. Pennypacker	$136,250	$275,500	$48,141	$0	$514,464
David J. Antoniuk	$117,060	$117,060	$65,125	$0	$420,659
Aaron H. Ravenscroft	$67,186	$100,829	$42,567	$0	$254,400
Thomas L. Doerr, Jr.	$0	$0	$0	$0	$0
Terrance L. Collins	$0	$0	$0	$0	$0

(1)

Reflects elective deferrals of compensation earned or payable in 2019. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table (as applicable).

(2)

The Company’s contributions for 2019 will be contributed to individual accounts in 2020.  These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table and the “Company Contributions Under Deferred Compensation Plan” column of the All Other Compensation Table.

(3)

Does not include the following amounts, which represent the Company’s contributions for 2017 that were contributed to individual accounts in 2018 and 2019: Mr. Pennypacker – $48,651 ($8,100 contributed in 2018 and $40,551 contributed in 2019); Mr. Antoniuk – $24,500 ($8,100 contributed in 2018 and $16,400 contributed in 2019); and Mr. Ravenscroft – $15,485 ($8,100 contributed in 2018 and $7,385 contributed in 2019).  These amounts are also included, with respect to 2017, in the “All Other Compensation” column of the Summary Compensation Table and the “Company Contributions Under Deferred Compensation Plan” column of the All Other Compensation Table.

Also does not include the following amounts, which represent the Company's contributions for 2018 that were contributed to individual accounts in 2019: Mr. Pennypacker – $145,148; Mr. Antoniuk – $60,919; and Mr. Ravenscroft – $44,201.  These amounts are also included, with respect to 2018, in the “All Other Compensation” column of the Summary Compensation Table and the “Company Contributions Under Deferred Compensation Plan” column of the All Other Compensation Table.

(4)

Of the amounts reported in the “Aggregate Balance at Last FYE” column, the following amounts were previously reported in the Non-Qualified Deferred Compensation table in the Company’s proxy statement for its 2019 annual meeting of shareholders: Mr. Pennypacker - $144,373; Mr. Antoniuk - $161,155; Mr. Ravenscroft - $93,061; and Mr. Doerr - $0. Mr. Collins was not a named executive officer in 2018 and therefore was not included in the Non-Qualified Deferred Compensation table in the Company’s proxy statement for its 2019 annual meeting of shareholders.

Eligible participants in the Deferred Compensation Plan may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP. Credits to deferred compensation accounts may also include a Company contribution. This contribution equals the amount of compensation deferred by the participant for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the rate of variable retirement plan contributions that the participant received from the Company during the year under the 401(k) Retirement Plan, plus 1%. If the Company does not make a contribution to the 401(k) Retirement Plan during the year, there will not be any Company contribution under the Deferred Compensation Plan for that year.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only the Company’s common stock). Transfers between the Company Stock Fund and the other funds are not permitted. Participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

Post-Employment Compensation

In 2015, the Company adopted a new form of Contingent Employment Agreement (the “Contingent Employment Agreement”) for its executive officers (and certain other key executives and employees of the Company and certain subsidiaries) to replace the previous similar agreement with such individuals. All of the Company’s executive officers have executed the Contingent Employment Agreement.

The Contingent Employment Agreements provide generally that in the event of a “change of control” (as defined in the Agreements) of the Company, each executive officer will continue to be employed by the Company for a period of time (three years in the case of the Chief Executive Officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change of control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change of control. After a change of control, the executive officer’s compensation would be subject to potential upward adjustment at least annually based upon the executive officer’s contributions and the level of increases provided to other executive officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive officer voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive officer is terminated by the Company without cause following a change of control, the executive officer is entitled to participate in certain benefit plans provided by the Company for the remainder of the applicable employment period and receive an amount equal to the base salary through the date of termination and for the remaining portion of the applicable employment period, all deferred salary and other compensation earned by the executive officer during the course of employment with the Company and the amount of the target cash incentive bonus under all short-term and long-term cash bonus plans maintained by the Company in which the executive officer participates for the fiscal year of termination and for all subsequent fiscal years through the applicable employment period. Upon the executive officer’s termination of employment by the surviving entity without cause, or by the officer for good reason, in either case within 24 months (36 months in the case of the Chief Executive Officer) following a change of control, all of the executive officer’s equity-based awards that are in effect as of the date of such termination will be vested in full or deemed earned in full (as if the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination (i.e., a “double trigger”); if employment continues, the original vesting schedule will continue to apply. To the extent that equity-based awards are not assumed by the purchaser, successor or surviving entity, or a more favorable outcome is not provided in the applicable plan or award agreement, upon a change of control: (i) stock options, stock-appreciation rights and time-based restricted stock (including restricted stock units) will vest and may be paid out in cash; (ii) performance-based awards will be pro-rated and paid out in cash assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they have been at the time of the change of control); (iii) dividend equivalent units will be pro-rated to the extent, if at all, any related award is settled on a pro rata basis and paid out in cash; and (iv) each other type of equity-based award not mentioned above will be paid out in cash based on the value of the award as of the date of the change of control.

In the event the executive officer is terminated by the Company for cause, the executive officer is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. Except as described below, each Contingent Employment Agreement is terminable by either party at any time prior to a change of control.

If a named executive officer is terminated by the Company without cause within six months prior to a change of control and it is reasonably demonstrated by the executive officer that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control; or (ii) otherwise arose in connection with or in anticipation of a change of control, the executive officer will be entitled to the severance payment and benefits that he would otherwise have received if he were terminated by the Company without cause following a change of control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and would result in the imposition on the executive officer of an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), the executive officer is not entitled to any tax gross up amount; however, the executive officer would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive officer is less than the after-tax amount that would be retained by the executive officer if the executive officer were instead to be paid or provided (as the case may be) the maximum amount that the executive officer could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive officer shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive officer is terminated (i) by the Company without cause prior to the end of the applicable employment period; or (ii) by the Company within six months prior to a change of control in anticipation of a change of control as explained above, the executive officer will be prohibited from rendering services to a competitor of the Company for (y) the lesser of two years (three years in the case of the Chief Executive Officer) or the unexpired term of the applicable employment period or (z) two years (three years in the case of the Chief Executive Officer) in the case of a termination by the Company within six months prior to a change of control in anticipation of a change of control as described above. The Contingent Employment Agreements define “competitor” as any corporation, person, firm or organization that engages in research and development work, produces and/or sells any product or service that is the same as, functionally equivalent to, or otherwise directly competitive with one made, offered, sold or provided by the Company.

The Contingent Employment Agreements define “cause” as a conviction based upon the commission of a felony or becoming the subject of a final non-appealable judgment of a court of competent jurisdiction holding that the executive officer is liable to the Company for damages for obtaining a personal benefit in a transaction adverse to the interests of the Company.

The Contingent Employment Agreements define “good reason” as a material diminution in position, authority or title, or the assignment of duties that are materially inconsistent with the executive officer’s position or title as described in the applicable Agreement; a material diminution in base salary or incentive/bonus opportunities; a change of fifty miles from the location of the executive officer’s principal place of employment on the date of the change of control; a material breach by the Company of any of its obligations under the applicable Agreement; and any successor to the principal business of the Company failing or refusing to assume the Company’s obligations under the applicable Agreement.

If the executive officer becomes disabled during the applicable employment period and is unable to perform the regular duties of employment on a full-time basis, the Company will pay the executive officer’s normal salary and benefits for the first six months. If the disability continues beyond six months, the executive officer’s normal salary will be suspended during the period of disability. The executive officer will continue to be eligible for customary benefits as provided by the Company during the term of the executive officer’s disability and until the expiration of the applicable employment period.

Estimated Payments upon a Change of Control

The following table presents the estimated payouts that would be made upon a change of control coupled with a termination of employment (other than for cause or retirement), assuming the change of control occurred as of December 31, 2019.

Name	Base Salary(1)	Annual Incentive-Based Compensation(2)	Stock Options(3)	Restricted Shares(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Barry L. Pennypacker	$3,000,000	$3,000,000	$3,868	$725,760	$1,689,269	$47,439	$0	$8,466,335
David J. Antoniuk	$1,045,400	$784,050	$0	$208,758	$520,584	$39,250	$0	$2,598,042
Aaron H. Ravenscroft	$1,000,000	$750,000	$619	$211,138	$388,150	$82,343	$0	$2,432,249
Thomas L. Doerr, Jr.	$800,000	$480,000	$0	$311,273	$139,983	$37,826	$0	$1,769,081
Terrance L. Collins	$745,200	$447,120	$0	$128,275	$184,223	$38,994	$0	$1,543,812

(1)	Represents three times Mr. Pennypacker’s and two times each of the other named executive officer’s base salary on December 31, 2019.
(2)	Represents three times Mr. Pennypacker’s and two times each of the other named executive officer’s target cash incentive compensation under the 2019 STIP.

(3)	Represents the value of unvested stock options based on the closing price ($17.50) of the Company's common stock on December 31, 2019.
(4)	Represents the value of unvested restricted stock units and restricted shares based on the closing price ($17.50) of the Company’s common stock on December 31, 2019.
(5)

Amounts shown assume that the surviving entity in the change of control did not assume the equity-based awards and represent the value of (a) performance shares for the 2017-2019 performance cycle, which were earned at 100% of target, and (b) other unvested performance shares, prorated and based on performance at year-end, which for the 2018-2020 performance cycle is projected below threshold and is shown at 100% of target and for the 2019-2021 performance cycle is projected at target and is shown at 100% of target. These values are based on the closing price ($17.50) of the Company’s common stock on December 31, 2019.

If the surviving entity in a change of control assumes the equity-based awards, but employment is terminated without cause or for good reason within 24 months (36 months in the case of Mr. Pennypacker) following the change of control, awards will be deemed earned in full and as if the maximum performance goals provided under such awards were met.

(6)

Represents three times in the case of Mr. Pennypacker and two times in the case of each of the other named executive officers, the value of annual benefits (including group life insurance, hospitalization and medical insurance) provided to such named executive officer.

(7)	The Company does not provide excise tax gross-ups under the Contingent Employment Agreements.

As stated in the Compensation Discussion and Analysis, the Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors and the Compensation Committee have the sole authority to authorize any benefits under the plan to any officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the Contingent Employment Agreements described under Post-Employment Compensation.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Pennypacker, our Chief Executive Officer.  For the year ended December 31, 2019:

•	The annual total compensation of our median employee was reasonably estimated to be $61,661; and
•	The annual total compensation of Mr. Pennypacker was $6,373,627.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee is estimated to be 103 to 1.

For 2019, we used the same median employee that we identified in 2018 as permitted by the SEC’s rules since there were no changes to our compensation program or our employee population that we reasonably believe would result in a significant change in our pay ratio disclosure. In 2018, we identified our median employee using a multi-step process.  First, we examined the base salaries and wages of all individuals employed by us on December 31, 2018 (other than Mr. Pennypacker), whether full-time, part-time, or on a seasonal basis to identify the median base salary of all our employees.  We annualized wages and salaries for all permanent employees who were hired after January 1, 2018, as permitted by SEC rules, and converted all employees’ salaries or wages into U.S. dollars based on the applicable foreign exchange rate on December 31, 2018.  We then calculated the total compensation of each of the employees to whom we paid the median base salary according to the same rules we use to calculate the total compensation of our named executive officers reported in the Summary Compensation Table, which did not include the value of widely available welfare benefits.  We selected the individual within such group whose total compensation was at the median to serve as our median employee whose compensation is disclosed above.

To calculate our ratio, we divided Mr. Pennypacker’s annual total compensation by the annual total compensation of our median employee.  To calculate Mr. Pennypacker’s annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for 2019.

Miscellaneous

Other Matters

Management knows of no business that will be presented for action at the 2020 Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement.  If other matters do properly come before the 2020 Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s Proxy Materials for the 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received no later than November 26, 2020, at the Company’s principal executive offices, One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, directed to the attention of our Secretary.

Under the Company’s Restated By-laws, written notice of shareholder proposals for the 2021 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in the 2021 Annual Meeting Proxy Materials (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not prior to January 10, 2021 nor after February 4, 2021, directed to the attention of our Secretary, and such notice must contain the information specified in the Company’s Restated By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available online at www.proxyvote.com and also through the Company’s website: www.manitowoc.com.  In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request.  Such requests should be addressed to our Secretary, The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.  If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Secretary (in writing: The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, by telephone: 414-760-4600) with the names in which all accounts are registered.  If you participate in householding and wish to receive a separate copy of the 2019 Annual Report or this Proxy Statement, please contact our Secretary at the above address or phone number.  We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend by virtual presence online at the 2020 Annual Meeting, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Senior Vice President, General Counsel and Secretary

Milwaukee, Wisconsin, March 26, 2020

Annex A:  Non-GAAP Reconciliation

ADJUSTED EBITDA and ADJUSTED EBITDA PERCENT

The reconciliation provided below reconciles net income (loss) from continuing operations with Adjusted EBITDA and Adjusted EBITDA Percent for the years ended December 31, 2019, 2018 and 2017 (in millions).

	Year ended December 31,
	2019	2018	2017
Net income (loss) from continuing operations	$46.6	$(66.9)	$10.0
Interest expense and amortization of deferred financing fees	34.2	40.9	41.1
Provision (benefit) for income taxes	12.4	(4.8)	(49.5)
Asset impairment expense	-	82.6	0.1
Depreciation expense	35.0	36.1	38.1
Amortization of intangible assets	0.3	0.3	0.8
Restructuring expense	9.8	12.9	27.2
Loss on debt extinguishment	25.0	-	-
Other non-recurring charges(1)	3.1	3.6	-
Other (income) expense – net(2)	(9.8)	11.5	6.9
Adjusted EBITDA	$156.6	$116.2	$74.7
Net sales	$1,834.1	$1,846.8	$1,581.3
Adjusted EBITDA Percent	8.5%	6.3%	4.7%

(1)  Other non-recurring charges primarily includes losses from a long-term note receivable resulting from the 2014 divesture of the Company’s Chinese joint venture and other non-recurring charges included in engineering, selling and administrative expenses.

(2)  Other (income) expense – net includes the settlement of a legal matter, foreign currency transaction (gains) losses, other components of net periodic pension costs, pension settlement charges and other miscellaneous items.

ADJUSTED Free Cash Flows

The reconciliation provided below reconciles net cash used for operating activities of continuing operations with Adjusted Free Cash Flows for the years ended December 31, 2019, 2018 and 2017 (in millions).

	Year ended December 31,
	2019	2018	2017
Net cash used for operating activities of continuing operations	$(53.3)	$(512.8)	$(324.3)
Less: Capital expenditures	(35.1)	(31.7)	(28.9)
Add: Cash receipts on sold accounts receivable	126.3	553.1	402.8
Adjusted Free Cash Flows	$37.9	$8.6	$49.6

A-1

[logo] THE MANITOWOC COMPANY, INC. ONE PARK PLAZA 11270 WEST PARK PLACE, SUITE 1000 MILWAUKEE, WISCONSIN 53224 VOTE BY INTERNET Before the Meeting – Go to www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to www.virtualshareholdermeeting.com/MTW2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE – 1-800-690-6903 Use any touch tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VPTE BY MAIL Mark, sign and date your proxy card and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE R BLACK INK AS FOLLOWS: E90645-P33046-Z76352 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS CALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE MANITOWOC COMPANY, INC. The Board of Directors recommends a cote FOR proposals 1 through 3. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Roy V. Arnes 02) Anne E. Belec 03) Robert G. Bohn 04) Donald M. Condon Jr. 05) Anne M. Cooney 06) Kenneth W. Krueger 07) C. David Meyers 08) Barry L. Pennypacker 09) John C. Pfeifer 2. The ratification of the appointment of PricewaerhoiuseCoopers LLP as the Company’s Independent registered public accounting firm for fiscal year ending December 31, 2020. 3. An advisory vote to approve the compensation of the Company’s named executive officers. NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion. Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. Al holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. THE MANITOWOC COMPANY, INC. Annual Meeting of Shareholders May 5, 2020 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Barry L. Pennypacker and Thomas L. Doerr, Jr., and each of them, as proxies  for the undersigned, with fill power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to cote at the meeting and any adjournment or postponement of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All Votes for 401(k) participants must be received by 5:00 PM, Eastern Time, April 30, 2020. Continued and to be signed on the reverse side.